PRESS RELEASE - November 8, 2006

Barrick Extends US$16 Best and Final Offer to Acquire NovaGold

Barrick Gold Corporation announced today that it has extended its offer to acquire all of the outstanding common shares of NovaGold Resources Inc. at its best and final offer price of US$16.00 cash per share to 11:59 p.m. (Toronto time) on November 21, 2006.

Approximately 20.6 million common shares of NovaGold have been deposited to Barrick's offer, representing approximately 22.5 per cent of the outstanding common shares of NovaGold.

"Barrick is pleased with the significant increase in the number of shares tendered to our bid to date," said Greg Wilkins, President and Chief Executive Officer of Barrick. "We are anticipating that tenders to the bid will continue to increase during this extension as more NovaGold shareholders choose the cash in the bank our offer provides, rather than the significant project risk and financial dilution associated with remaining as a NovaGold shareholder.”

Barrick's US$16.00 offer price represents a premium of approximately 37 per cent over both the closing price of the NovaGold common shares on the AMEX on July 21, 2006, the last trading day prior to Barrick's announcement of its intention to make the offer, and the price at which shares were issued under NovaGold’s February 2006 equity offering.

All offer conditions remain unchanged including the minimum tender condition of 50.1%. The Circular for Barrick's offer to acquire all of the outstanding common shares of NovaGold is available on Barrick’s website at www.barrick.com, from the Canadian System for Electronic Document Analysis and Retrieval at www.sedar.com or on the SEC’s website at www.sec.gov.

Barrick’s vision is to be the world’s best gold company by finding, acquiring, developing and producing quality reserves in a safe, profitable and socially responsible manner.

INVESTOR CONTACTS:		MEDIA CONTACT:
James Mavor	Mary Ellen Thorburn	Vincent Borg
Vice President,	Director,	Senior Vice President,
Investor Relations	Investor Relations	Corporate Communications
Tel: (416) 307-7463	Tel: (416) 307-7363	Tel: (416) 307-7477
Email: jmavor@barrick.com	Email: mthorburn@barrick.com	Email: vborg@barrick.com

BARRICK GOLD CORPORATION                                   1                                           PRESS RELEASE

Additional Information

On August 4, 2006, Barrick Gold Corporation filed a tender offer statement related to its tender offer for the outstanding common shares of NovaGold Resources Inc. Investors and security holders of NovaGold are urged to read the tender offer statement, because it contains important information. Investors and security holders of NovaGold may obtain a free copy of the tender offer statement and other documents filed by Barrick Gold Corporation with the SEC at the SEC’s website at www.sec.gov. The tender offer statement may also be obtained for free from Barrick Gold Corporation on its website or by directing a request to Barrick Gold Corporation’s investor relations department.

Forward-Looking Statements
Certain information included in this press release, including any information as to our future financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute "forward-looking statements." The words "expect", "will", “intend”, “estimate” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of Barrick to be materially different from the Company's estimated future results, performance or achievements expressed or implied by those forward-looking statements and the forward-looking statements are not guarantees of future performance. These risks, uncertainties and other factors include, but are not limited to: changes in the worldwide price of gold or certain other commodities (such as copper, silver, fuel and electricity) and currencies; charges in U.S. dollar interest rates or gold lease rates; risks arising from holding derivative instruments; ability to successfully integrate acquired assets; legislative, political or economic developments in the jurisdictions in which the Company carries on business; operating or technical difficulties in connection with mining or development activities; employee relations; the speculative nature of gold exploration and development, including the risks of diminishing quantities or grades of reserves; adverse changes in our credit ration; contests over title to properties, particularly title to undeveloped properties; and the risks involved in the exploration, development and mining business. These factors are discussed in greater detail in the Company’s most recent Form 40-F/Annual Information Form on file with the US Securities and Exchange Commission and Canadian provincial securities regulatory authorities.

The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

BARRICK GOLD CORPORATION                                      2                                            PRESS RELEASE